Exhibit 99.1 Contact: Maria Brous (863) 680-5339

Publix Reports Third Quarter 2025 Results and Stock Price
LAKELAND, Fla., Nov. 3, 2025 Publix’s sales for the three months ended Sept. 27, 2025 were $15.4 billion, a 5.2% increase from $14.6 billion in 2024. Comparable store sales for the three months ended Sept. 27, 2025 increased 3.4%. The company estimates the increase in sales for the three months ended Sept. 27, 2025 compared to the three months ended Sept. 28, 2024 was 0.5% lower due to the impact of Hurricane Helene in September 2024. Excluding the impact of the hurricane, sales for the three months ended Sept. 27, 2025 would have increased 5.7%.
Net earnings for the three months ended Sept. 27, 2025 were $1.2 billion, compared to $1.1 billion in 2024, an increase of 7.8%. Earnings per share for the three months ended Sept. 27, 2025 increased to $0.37 per share, up from $0.33 per share in 2024. Excluding the impact of net unrealized gains on equity securities in 2025 and 2024, net earnings for the three months ended Sept. 27, 2025 would have been $980 million, compared to $930 million in 2024, an increase of 5.4%. Earnings per share for the three months ended Sept. 27, 2025 would have been $0.30 per share, compared to $0.28 per share in 2024.
Publix’s sales for the nine months ended Sept. 27, 2025 were $46.8 billion, a 5.8% increase from $44.2 billion in 2024. Comparable store sales for the nine months ended Sept. 27, 2025 increased 4.4%.
Net earnings for the nine months ended Sept. 27, 2025 were $3.6 billion, compared to $3.4 billion in 2024, an increase of 3.9%. Earnings per share for the nine months ended Sept. 27, 2025 increased to $1.10 per share, up from $1.04 per share in 2024. Excluding the impact of net unrealized gains on equity securities in 2025 and 2024, net earnings for the nine months ended Sept. 27, 2025 would have been $3.2 billion, compared to $2.9 billion in 2024, an increase of 8.6%. Earnings per share for the nine months ended Sept. 27, 2025 would have been $0.98 per share, compared to $0.90 per share in 2024.

These amounts are based on unaudited financial statements that will be filed today with the U.S. Securities and Exchange Commission and made available on the company’s website at corporate.publix.com/stock.
Effective Nov. 1, 2025, Publix’s stock price decreased from $21.15 per share to $20.40 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
“I’m proud of our associates’ efforts, especially as we enter the holiday season,” said Publix CEO Kevin Murphy. “We remain focused on operational excellence and providing premier customer service.”
Non-GAAP Financial Measures
In addition to reporting financial results for the three and nine months ended Sept. 27, 2025 and Sept. 28, 2024 in accordance with U.S. generally accepted accounting principles (GAAP), the company presents net earnings and earnings per share excluding the impact of equity securities being measured at fair value with net unrealized gains and losses from changes in the fair value recognized in earnings (fair value adjustment). These measures are not in accordance with, or an alternative to, GAAP. The company excludes the impact of the fair value adjustment since it is primarily due to temporary equity market fluctuations that do not reflect the company’s operations. The company believes this information is useful in providing period-to-period comparisons of the results of operations.
Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the three months ended Sept. 27, 2025 and Sept. 28, 2024:

	Three Months Ended
	Sept. 27, 2025	Sept. 28, 2024
	(Amounts are in millions, except per share amounts)
Net earnings	$1,183	1,097
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(272)	(224)
Income tax expense (1)	69	57
Net earnings excluding impact of fair value adjustment	$980	930
Weighted average shares outstanding	3,240	3,278
Earnings per share excluding impact of fair value adjustment	$0.30	0.28

Following is a reconciliation of net earnings to net earnings excluding the impact of the fair value adjustment for the nine months ended Sept. 27, 2025 and Sept. 28, 2024:

	Nine Months Ended
	Sept. 27, 2025	Sept. 28, 2024
	(Amounts are in millions, except per share amounts)
Net earnings	$3,569	3,435
Fair value adjustment, due to net unrealized gain, on equity securities held at end of period	(495)	(654)
Income tax expense (1)	126	166
Net earnings excluding impact of fair value adjustment	$3,200	2,947
Weighted average shares outstanding	3,252	3,290
Earnings per share excluding impact of fair value adjustment	$0.98	0.90
(1)    Income tax expense is based on the company’s combined federal and state statutory income tax rates.
Publix, the largest employee-owned company in the U.S. with more than 260,000 associates, currently operates 1,426 stores in Florida, Georgia, Alabama, Tennessee, South Carolina, North Carolina, Virginia and Kentucky. For 28 consecutive years, the company has been recognized by Fortune as a great place to work. In addition, Publix’s dedication to superior quality and customer service is recognized among the top in the grocery business. For more information, visit the company’s newsroom at corporate.publix.com/newsroom. ###